Exhibit 10.6
TERRAFORM OPTION AGREEMENT

This TerraForm Option Agreement (as amended and/or restated from time to time, this “Agreement”), dated as of December 15, 2015 (the “Effective Date”), is entered into by and between Sun Edison LLC, a Delaware limited liability company (“SunEdison”), and TerraForm Power, LLC, a Delaware limited liability company (“TerraForm”).  SunEdison and TerraForm are referred to, collectively, as the “Parties” and each, individually, as a “Party.”  All capitalized terms used herein have the meanings set forth in Section 1.1.

RECITALS

A.           SunEdison has entered into two option agreements with Invenergy Wind Global, LLC (“Invenergy”), each dated as of December 15, 2015 (collectively, the “Invenergy Option Agreements”), pursuant to which Invenergy has the right to cause SunEdison to purchase all of the Invenergy Units (as defined in the Invenergy Option Agreements), and SunEdison has the right to purchase the Invenergy Units, in each case on the terms and conditions set forth in the Invenergy Option Agreements.

B.           The Invenergy Option Agreements were entered into in connection with the acquisition by affiliates of TerraForm of interests in the Companies (as defined in the Invenergy Option Agreements), which Companies own indirect interests in wind energy projects.

C.           SunEdison and TerraForm wish to enter into this Agreement in order to provide SunEdison an option to transfer the Invenergy Units to TerraForm, to provide TerraForm an option to acquire the Invenergy Units from SunEdison, and to provide TerraForm a right of first refusal on the Invenergy Units if SunEdison intends to sell the Invenergy Units to an unaffiliated third party.

In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

GENERAL TERMS

1.1           Definitions and Interpretation.

(a)           Definitions.  Unless otherwise required by the context in which any capitalized term appears, or unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth below.

“Affiliate” means, when used with reference to a specified Person, any other Person that Controls, is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the preamble to this Agreement, and includes all schedules, exhibits and addenda hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law or regulation to close.

“Call Intent Notice” has the meaning set forth in Section 4.4.

“Call Option” has the meaning set forth in Section 4.1.

“Call Option Period” has the meaning set forth in Section 4.1.

“Call Option Price” has the meaning set forth in Section 4.1.

“Companies” means the entities which are the issuers of the respective Invenergy Units.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as general partner or managing member, by contract or otherwise.

“Elective Call Option” has the meaning set forth in Section 3.1.

“Encumbrance” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Fair Market Value” means the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state or local court or governmental agency, authority, instrumentality or regulatory or legislative body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Invenergy” has the meaning set forth in the recitals to this Agreement.

“Invenergy Option Agreements” has the meaning set forth in the recitals to this Agreement.

“Invenergy Put Option” has the meaning set forth in Section 2.1.

 “Invenergy Units” has the meaning set forth in the recitals to this Agreement.

“Minimum Call Option Price” means an amount equal to (i) the amount paid by SunEdison to Invenergy for the Invenergy Units pursuant to the Invenergy Option Agreements, plus (ii) the reasonable out of pocket expenses of SunEdison in connection with such acquisition, minus (iii) any distributions received by SunEdison with respect to the Invenergy Units after such acquisition, plus (iv) an amount equal to the interest that would accrue on the balance, from time to time, of the amounts set forth in clauses (i) through (iii) of this definition at a rate equal to seven percent per annum, from the time at which SunEdison acquired the Invenergy Units until the date on which the Call Option purchase is consummated under Section 4.5, all as subject to adjustment pursuant to Section 5.3.

“Offered Units” has the meaning set forth in Section 5.1.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, partnership, corporation, association, business trust, statutory trust, limited liability company, or other entity.

“Preliminary Call Intent Notice” has the meaning set forth in Section 4.2.

“Put Option” has the meaning set forth in Section 2.1.

“Put Option Invenergy Units” has the meaning set forth in Section 2.1.

“Put Option Price” has the meaning set forth in Section 2.1.

“Qualified Appraiser” means a nationally recognized third-party appraiser which shall (i) be qualified to appraise independent electric generating businesses, (ii) have been engaged in the appraisal or business valuation and consulting business for a period of at least five years, (iii) not be an Affiliate of any Party or any Affiliate thereof, and (iv) be mutually acceptable to TerraForm and SunEdison.  If the Parties cannot agree on the Qualified Appraiser within ten (10) Business Days after one Party notifies the other in writing of its desire to reach agreement on such choice of the Qualified Appraiser, each Party shall thereafter, within 5 Business Days of receipt of such notice, designate a person who would qualify as a Qualified Appraiser, and such two Qualified Appraisers shall be directed to choose a third person as a Qualified Appraiser.  Such person so designated shall, for all purposes of this Agreement with respect to the option being exercised, constitute the Qualified Appraiser.

“ROFR Offer” has the meaning set forth in Section 5.2.

“ROFR Offer Notice” has the meaning set forth in Section5.1.

“ROFR Offer Period” has the meaning set forth in Section 5.2.

“ROFR Offer Price” has the meaning set forth in Section 5.2.

“SunEdison” has the meaning set forth in the preamble to this Agreement.

“SunEdison Units” has the meaning set forth in Section 4.1.

“TerraForm” has the meaning set forth in the preamble to this Agreement.

“Valuation Procedure” means the following procedure:  Within thirty (30) Days following the failure of TerraForm and SunEdison to agree on the applicable Fair Market Value of the SunEdison Units under Section 4.3, TerraForm and SunEdison shall appoint a Qualified Appraiser.  Within thirty (30) days following the appointment of the Qualified Appraiser, such appraiser shall determine the Fair Market Value of the applicable SunEdison Units, utilizing valuation methods and practices commonly used in the independent electric generating industry, and taking into account all of the facts and circumstances relating to the Companies.  The decision of the Qualified Appraiser shall be binding and conclusive on the Parties absent manifest error.  TerraForm and SunEdison shall each pay fifty percent (50%) of the fees and expenses of the Qualified Appraiser.

(b)           Interpretation.

(i)           All terms in this Agreement shall have the defined meanings set forth herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(ii)           As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(iii)           The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement, as a whole and not to any particular provision of this Agreement.

(iv)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(v)           Any agreement, instrument, statute or regulation or defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(vi)           Any references to a Person are also to its successors and permitted assigns.

(vii)           All Article and Section titles or captions contained in this Agreement, or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement, or affect the meaning or interpretation of this Agreement.  Unless otherwise specified, all references in this Agreement to numbered Articles and Sections are to Articles and Sections of this Agreement, and all references herein to Schedules or Exhibits are to the Schedules and Exhibits to this Agreement.

(viii)           Unless otherwise specified, all references contained in this Agreement or in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

(ix)           The words “includes” or “including” when used in this Agreement mean “including, for example and without limitation.”

(x)           The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PUT OPTION

2.1           Option Grant and Price.  SunEdison shall have an exclusive and irrevocable option to sell to TerraForm or one or more of TerraForm’s designees all, but not less than all, of the Class B Units to be acquired by SunEdison at the time and in connection with the exercise by Invenergy of the Put Option (as defined in the Invenergy Option Agreements) (the “Invenergy Put Option” and the “Put Option Invenergy Units”, respectively), at the time and under the procedure set forth in the remainder of this Article II (the “Put Option”).  The purchase price of the Put Option Invenergy Units shall be equal to the Put Option Price as defined in, and determined in accordance with the terms of, the Invenergy Option Agreements (the “Put Option Price”).

2.2           Preliminary Notice.  If SunEdison receives a Preliminary Put Option Notice (as defined in the Invenergy Option Agreements) under the Invenergy Option Agreements, SunEdison shall promptly, and in any event within five days of such receipt, give TerraForm written notice thereof, and a copy of the applicable notice received from Invenergy.

2.3           Exercise.  SunEdison may, but shall not be obligated to, deliver to TerraForm, within five days after delivery of such initial notice to TerraForm, a further written notice that SunEdison exercises the Put Option under this Article II.  If SunEdison does not so elect within such period, then the Put Option is thereby waived and shall cease to have any effect under this Agreement, unless the Invenergy Put Option is not consummated because a Put Intent Notice (as defined in the Invenergy Option Agreements) is not delivered.

2.4           Consummation of Purchase.  If SunEdison does exercise the Put Option (and as a condition for SunEdison to be able to exercise the Put Option), then from and after receipt by SunEdison of the respective Preliminary Put Option Notice,, SunEdison shall permit TerraForm, at TerraForm’s expense, to make all determinations and communicate with Invenergy with respect to the matters associated with the implementation of the Invenergy Put Option pursuant to the terms and conditions of the Other Option Agreements, including with respect to the determination of the Put Option Price, the selection of the appraiser, and the closing of the Invenergy Put Option.  If permitted, TerraForm or one or more of TerraForm’s designees will acquire the Put Option Invenergy Units directly from Invenergy, but if such direct purchase is not permitted, SunEdison and TerraForm shall take such steps as are necessary to cause TerraForm or its relevant designees to acquire the Put Option Invenergy Units from SunEdison immediately after SunEdison acquires such units from Invenergy, pursuant to agreements necessary or appropriate to fully implement such arrangement.  In connection therewith, the Parties shall cooperate to obtain all necessary governmental approvals, including with respect to federal energy regulatory and antitrust filings and approvals.

ARTICLE III

ELECTIVE CALL OPTION

3.1           Option Grant and Price.  TerraForm shall have an exclusive and irrevocable option to cause SunEdison to exercise the Call Option under each Invenergy Option Agreement with respect to all, but not less than all, of the Invenergy Units, at the time (consistent with the terms of the Invenergy Option Agreements) and under the procedure set forth in the remainder of this Article III (the “Elective Call Option”).  The purchase price of the Invenergy Units shall be equal to the Call Option Price as defined in, and determined in accordance with the terms of, the Invenergy Option Agreements.

3.2           Exercise.  TerraForm may exercise the Elective Call Option by giving SunEdison written notice of such exercise at any time at which SunEdison is entitled to exercise the Call Option (as defined in the Invenergy Option Agreements).

3.3           Consummation of Purchase.  If TerraForm does exercise the Elective Call Option, then from and after receipt by SunEdison of the written notice from TerraForm of such election, SunEdison shall permit TerraForm, at TerraForm’s expense,  to make all determinations and communicate with Invenergy with respect to the matters associated with the implementation of the Call Option pursuant to the terms and conditions of the Invenergy Option Agreements, including with respect to the determination of the Call Option Price, the selection of the appraiser, and the closing of the Call Option under the Invenergy  Option Agreement.  If permitted, TerraForm or one or more of TerraForm’s designees will acquire the Invenergy Units directly from Invenergy, but if such direct purchase is not permitted, SunEdison and TerraForm shall take such steps as are necessary to cause TerraForm or the relevant TerraForm designees to acquire the Invenergy Units from SunEdison immediately after SunEdison acquires such units from Invenergy, pursuant to agreements necessary or appropriate to fully implement such arrangement.  In connection therewith, the Parties shall cooperate to obtain all necessary governmental approvals, including with respect to federal energy regulatory and antitrust filings and approvals.

ARTICLE IV

CALL OPTION

4.1           Option Grant and Price.  TerraForm (on behalf of itself or one or more of its designees) shall have an exclusive and irrevocable option to purchase all but not less than all, of the Invenergy Units held, directly or indirectly, by SunEdison, other than under Article II (the “SunEdison Units”), for a period of two years after the date on which SunEdison acquired such Invenergy Units under the Invenergy Option Agreements (the “Call Option Period”), and otherwise upon the terms and conditions set forth herein (the “Call Option”).  The purchase price of the SunEdison Units shall be an amount equal to (i) the Fair Market Value of such SunEdison Units determined, pursuant to Section 4.3 below, as of the date on which the Preliminary Call Intent Notice (as defined below) is given, minus (ii) any distributions received by SunEdison with respect to the SunEdison Units after the date of the Preliminary Call Intent Notice (the “Call Option Price”), provided that SunEdison shall have no obligation to sell the SunEdison Units following the exercise of the Call Option if the Call Option Price is lower than the Minimum Call Option Price.

4.2           Preliminary Notice.  The Call Option may be exercised by TerraForm by giving written notice (which notice shall be non-binding on TerraForm) (the “Preliminary Call Intent Notice”) to SunEdison of an intent to determine the Fair Market Value of the SunEdison Units.  The Preliminary Call Intent Notice may only be delivered during the sixth, twelfth, eighteenth and twenty-third full months after the Effective Date, and from the end of the twenty-third full month until the end of the Call Option Period.

4.3           Determination of Price.  Within twenty (20) days after the date of the Preliminary Call Intent Notice, TerraForm and SunEdison will meet to discuss and negotiate in good faith to determine and agree upon the Fair Market Value used in the calculation of the Call Option Price.  If the Parties agree upon such Fair Market Value, such Fair Market Value will be used to determine the Call Option Price for purposes hereof.  If they fail to agree upon such Fair Market Value within thirty (30) days after the date of the Preliminary Call Intent Notice, TerraForm and SunEdison shall, promptly thereafter, initiate the Valuation Procedure for purposes of establishing such Fair Market Value.

4.4           Final Intent Notice.  Upon determining the Call Option Price of the SunEdison Units pursuant to Section 4.3, if TerraForm desires to exercise the Call Option at such Call Option Price, TerraForm must deliver written notice (the “Call Intent Notice”) of such intent to exercise the Call Option to SunEdison within sixty (60) days of such determination of Call Option Price, specifying (subject to the time periods set forth in Section 4.5) the effective date of the purchase.  Once the Call Intent Notice has been delivered, the Call Option shall be irrevocable.  If the Call Intent Notice is not timely delivered, the Call Option shall terminate unless the purchase did not occur because the Call Option Price is lower than the Minimum Call Option Price, in which case TerraForm shall continue to have its rights to exercise the Call Option as provided herein.

4.5           Closing.  The closing of the purchase and sale shall occur, subject to the receipt of any necessary approvals from any Governmental Authority, including, without limitation, the approvals, if any, required under the HSR Act, on the later of the thirtieth (30th) Business Day following the date of the Call Intent Notice, the twentieth (20th) Business Day following the determination of the Call Option Price of the SunEdison Units, and the fifth (5th) Business Day after the receipt of such approvals from any Governmental Authority.  At the closing, SunEdison shall convey all of its SunEdison Units to TerraForm (or one or more of its designees) on an “as is, where is” basis without representations or warranties, expressed or implied, other than good title and the absence of any Encumbrance against the SunEdison Units that has been created by, through or under SunEdison or any Affiliate thereof other than those created pursuant to this Agreement or by applicable securities laws.  At the closing, TerraForm shall pay, or shall cause the relevant designee to pay,  the Call Option Price of the SunEdison Units to SunEdison by wire transfer of immediately available funds.

ARTICLE V

RIGHT OF FIRST REFUSAL

5.1           Notice of Intent.  If at any time SunEdison desires to effectuate a transfer of all or any portion of the SunEdison Units to Persons other than an Affiliate of SunEdison, SunEdison shall give notice to TerraForm that it desires to make such a transfer and that sets forth the proposed purchaser, the Invenergy Units proposed to be Transferred by SunEdison (the “Offered Units”), the cash price to be paid for such Offered Units (the “ROFR Offer Price”) and any other material terms of the offer by the proposed transferee.

5.2           ROFR Offer.  The giving of a ROFR Offer Notice shall constitute an offer (the “ROFR Offer”) by SunEdison to sell the Offered Units to TerraForm or one or more of its designees for cash at the ROFR Offer Price and on the other terms set forth in the ROFR Offer Notice.  TerraForm shall have a 60-day period (the “ROFR Offer Period”) in which to accept such ROFR Offer as to all but not less than all of the Offered Units by giving a notice of acceptance to SunEdison prior to the expiration of such ROFR Offer Period.  If TerraForm fails to notify SunEdison prior to the expiration of the ROFR Offer Period, it shall be deemed to have declined such ROFR Offer.

5.3           Exercise of Option.  If TerraForm elects to purchase the Offered Units, TerraForm shall, or shall cause its relevant designees to,  purchase and pay, by wire transfer of immediately available funds to an account designated by SunEdison, for all Offered Units within ten Business Days after the date on which the ROFR Offer has been accepted; provided that if the transfer is subject to regulatory approval, such ten Business Day period shall be extended until the expiration of ten Business Days after all such approvals shall have been received.  If the ROFR Offer has been exercised with respect to less than all of the SunEdison Units, and the purchase of such SunEdison Units is consummated, the Minimum Call Option Price shall be ratably adjusted to reflect the portion of the SunEdison Units that were sold.

5.4           Failure to Exercise Option.  Upon the earlier to occur of (i) a rejection of the ROFR Offer by TerraForm and (ii) the expiration of the initial 60-day period without TerraForm electing to purchase all of the Offered Units, SunEdison shall have a 90-day period during which to effect a transfer of the Offered Units on the terms set forth in the ROFR Offer Notice to the indicated Person; provided that if the transfer is subject to regulatory approval, such 180-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received.  If SunEdison does not consummate the transfer of the Offered Units within the foregoing period, then SunEdison shall again comply with the procedures set forth in this Article IV with respect to any proposed transfer of any SunEdison Units.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1           Amendments to Invenergy Option Agreements.  SunEdison shall not amend or waive any provision of the Invenergy Option Agreements without the prior written consent of TerraForm, which consent may be withheld in the sole discretion of TerraForm.

6.2           Notices under Invenergy Option Agreements.  If SunEdison receives any notice from Invenergy in relation to the Invenergy Option Agreements, SunEdison shall promptly, and in any event within five days of such receipt, give TerraForm a copy thereof.

6.3           Assignment of Rights.  If TerraForm acquires any of the Invenergy Units, SunEdison shall assign to TerraForm all rights SunEdison has against Invenergy or its Affiliates under or with respect to the respective Invenergy Option Agreement.

6.4           Amendment.  This Agreement may not be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument duly executed by the parties hereto.

6.5           Disclaimer of Agency.  This Agreement does not create any relationship among the Parties beyond the scope set forth herein, and except as otherwise expressly provided herein, this Agreement shall not constitute any Party the legal representative or agent of the other, nor shall any Party have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of the other Party.

6.6           Notices and Information.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, or by courier or certified mail, return receipt requested.  A notice, request or consent given under this Agreement is effective on receipt by the Party receiving it.  All notices, requests and consents to be sent to a Party must be sent to or made at the addresses given for that Party below (or to such other Person or address as the receiving Party may have specified by written notice to each other Party pursuant to the provisions of this Section 6.3).  A copy of any notice, request or consent to Buyer must be given to all of the other Parties.  Whenever any notice is required to be given by Applicable Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  The names and addresses for the service of notices referred to in this Section 6.3 are:

If to SunEdison, to:	c/o SunEdison, Inc.

7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
Attention:  Legal, SunEdison

If to TerraForm, to:	TerraForm Power, LLC
c/o TerraForm Power Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
Attention:  General Counsel

6.7           Counterparts.  The Parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all the Parties; each counterpart shall be deemed an original instrument as against any Party who has signed it.

6.8           Governing Law.  This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction).

6.9           Jurisdiction; Service of Process.  Each of the Parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Delaware and of any federal court located therein in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State of Delaware; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing same in the manner provided in Section 6.3.

6.10           Binding Effect.  This Agreement shall be binding on all successors and assigns of the Parties and inure to the benefit of the respective successors and permitted assigns of the Parties, except to the extent of any express contrary provision in this Agreement.

6.11           Partial Invalidity.  If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired, or invalidated by reason of such holding.

6.12           Captions.  Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

6.13           No Third-Party Beneficiaries.  Nothing in this Agreement is intended to entitle any Person not a party to this Agreement (and their respective successors-in-interest and permitted assigns) to any claim, cause of action, remedy or right of any kind.

6.14           Waiver.  No failure or delay by either Party to take any action or assert any right or remedy hereunder or to enforce strict compliance with any provision hereof shall be deemed to be a waiver of, or estoppel with respect to, such right, remedy or noncompliance in the event of the continuation or repetition of the circumstances giving rise to such right, remedy or noncompliance.  No waiver shall be effective unless given in a duly executed written instrument.

6.15           Waiver of Certain Damages.  Notwithstanding any provision in this Agreement to the contrary, in no event shall any Party or its Affiliates, or their respective managers, members, shareholders, or Representatives, be liable hereunder at any time for consequential, indirect, special or punitive loss or damage of the other Party or any of its Affiliates, whether in contract, tort (including negligence), strict liability or otherwise (unless, in the case of consequential or indirect damages, such damages were reasonably foreseeable), and each Party hereby expressly releases each other Party, its Affiliates, and their respective managers, members, shareholders, partners, consultants, Representatives, successors and assigns therefrom.

6.16           Assignment.  This Agreement may not be assigned by either Party, except that a Party may assign its rights under this Agreement to an Affiliate, but such assignment shall not release the Party from any of its obligations hereunder.

6.17           Entire Agreement.  This instrument contains the entire agreement of the Parties relating to the rights and obligations of the Parties with respect to the Company.  Any prior agreements shall be of no further force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this TerraForm Option Agreement as of the Effective Date.

Sun Edison LLC, a Delaware limited liability company

By: Name: Title:	/s/ Brian Wuebbels
Brian Wuebbels
Authorized Officer

TerraForm Power, LLC, a Delaware limited liability company

By: Name: Title:	/s/ Brian Wuebbels
Brian Wuebbels
President & CEO